Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES PRICING OF

PRIVATE OFFERING OF SENIOR NOTES

NEW YORK, NY, November 29, 2018 – Mercer International Inc. (Nasdaq: MERC) (the “Company”) today announced the pricing of its previously announced offering of $350 million aggregate principal amount of 7.375% senior notes due January 15, 2025 (the “2025 Notes”).

The 2025 Notes are being issued at a price of 100% of their principal amount. The net proceeds from the offering will be used, together with cash on hand, to finance the purchase price under the previously announced acquisition of all of the outstanding shares of Daishowa-Marubeni International Ltd. (the “Acquisition”) and to pay fees and expenses.

The offering of the 2025 Notes is expected to close on or around December 7, 2018, subject to the satisfaction of customary closing conditions.

The offering of the 2025 Notes is not conditioned upon the completion of the Acquisition. However, in the event that the Acquisition is not consummated on or prior to January 31, 2019 or if the share purchase agreement respecting the Acquisition is terminated any time prior thereto, the Company will be required to redeem in whole and not in part the aggregate principal amount of the outstanding notes on a special mandatory redemption date at a redemption price equal to 100% of the aggregate principal amount of the notes plus accrued and unpaid interest.

The 2025 Notes are being offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The 2025 Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the 2025 Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Mercer International Inc. is a global forest products company with operations in Germany and Canada.

The preceding contains “forward looking statements” within the meaning of federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, without limitation, the Company’s intentions regarding the consummation of the offering of 2025 Notes, the completion of the Acquisition and the intended use of proceeds. “Forward looking statements” involve unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. These statements are based on the Company’s management’s estimates and assumptions with respect to future events, which include uncertainty as to its ability to consummate the offering of 2025 Notes, which estimates are believed to be reasonable, though inherently uncertain and difficult to predict. A discussion of factors that could cause actual results to vary is included in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi, FCPA, FCA

Chief Executive Officer

(604) 684-1099